Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO ACQUIRE GLOBAL GROUP INC.

-Adds Ft. Worth Presence and Expands Printing and Technology Capabilities-

HOUSTON, TEXAS - June 28, 2006 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has signed a letter of intent to acquire Global Group Inc., located in Fort Worth, Texas. The Company expects to complete the transaction during its second quarter ending September 30, 2006.

Founded in 1971, Global Group is a printing and technology company offering high quality sheetfed, web and digital printing services, as well as direct mail, creative design, desktop publishing, media asset management, technical writing, finishing and fulfillment. The present management team, including Jim Wolf, President and Chief Executive Officer, and founder of Global Group, will stay on following the completion of the transaction.

“Jim Wolf and the employees of Global Group have built a first class business with a strong vision for the future by investing in new technology, equipment and infrastructure to serve an impressive and diverse customer base,” commented Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics. “We look forward to working with Jim and his team to build on their great reputation for service and innovation.”

Jim Wolf added, “Consolidated Graphics’ considerable strategic and economic advantages and their keen focus on incorporating technology into the realm of  printing services makes them the ideal company to help Global Group continue our growth, provide new services to our customers and create new opportunities for our dedicated employees. We are very pleased to be joining the leader in our industry.”

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company with a coast-to-coast presence spanning 26 states. Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through

CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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